Exhibit 4.3

WARRANT AGREEMENT

This Warrant Agreement (“Warrant Agreement”) is made as of _______, 2016, by and between Monster Digital, Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer, Inc. (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of up to 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, up to 375,000 additional shares of Common Stock if the underwriters’ over-allotment option is exercised in full and up to 50,000 additional shares of Common Stock if the underwriters’ option to purchase additional shares of Common Stock is exercised in full (such shares of Common Stock, collectively, the “Shares”) and warrants to purchase up to 2,500,000 shares of Common Stock, additional warrants to purchase up to 375,000 additional shares of Common Stock if the underwriters’ over-allotment option is exercised in full and up to 50,000 additional warrants to purchase Common Stock if the underwriters’ option to purchase additional warrants is exercised in full (such warrants, collectively, the “Warrants” and such shares of Common Stock underlying the Warrants, collectively the “Warrant Shares”), with each Warrant entitling its holder to purchase one Warrant Share;

WHEREAS, the Company has filed, with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 (Registration No. 333-207938), as amended (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Shares and the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form, terms and provisions of the Warrants, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.           Warrant.

2.1          Form of Warrant. Each Warrant shall be: (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and (c) signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3         Registration.

2.3.1       Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2       Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.           Terms and Exercise of Warrants.

3.1         Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Warrant Shares stated therein, at the price of $[______] per share of Common Stock, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which Common Stock may be purchased at the time such Warrant is exercised.

3.2         Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on [the closing date of the Public Offering] and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) _____, 2021 (60 months following the closing date of the Public Offering), or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice of not less than 20 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

3.3         Exercise of Warrant .

3.3.1       Cash Exercise. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Company, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, currently being:

Corporate Stock Transfer, Inc.

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, by certified or bank cashier’s check payable to the order of the Warrant Agent or by wire transfer to the Warrant Agent’s [________] bank account, the Warrant Price for each whole Warrant Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Warrant Shares, and the issuance of the Warrant Shares (such exercise, a “Cash Exercise”). A Cash Exercise in accordance with this Section 3.3.1 is available to the Registered Holder only during such times that there is an effective registration statement registering the Warrant Shares, with the prospectus contained therein being available for the resale of the Warrant Shares.

3.3.2       Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if a registration statement registering the issuance of the Warrant Shares under the Securities Act of 1933, as amended, is not effective or available for the issuance of the Warrant Shares, the Holder may, in its sole discretion, exercise the Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Warrant Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Warrant is then being exercised.

B= the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Warrant Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Section 3.3.2, the fair market value of one share of Common Stock is defined as follows:

(i) if the Company’s Common Stock is listed and traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the fair market value shall be deemed the closing price on such Trading Market on the trading day immediately prior to the date the subscription form is submitted to the Company in connection with the exercise of the Warrant; or

(ii) if the Company’s Common Stock is not listed on a Trading Market, but is traded in the over-the-counter market, the fair market value shall be deemed to be the closing bid price on the trading day immediately prior to the date the subscription form is submitted in connection with the exercise of the Warrant; or

(iii) if there is no active public market for the Company’s Common Stock, the fair market value of the Common Stock shall be determined in good faith by the Company’s board of directors.

For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that, assuming the Registered Holder is not an affiliate of the Company, the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Registered Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued, subject to the rules and regulations set forth under the Act.

3.3.3       Fractional Shares. Notwithstanding any provision to the contrary contained in this Warrant Agreement, the Company shall not be required to issue any fraction of a Warrant Share in connection with the exercise of Warrants. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price; provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.

3.3.4       Issuance of Certificates. No later than three (3) business days following the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price pursuant to Section 3.3.1 or cashless exercise pursuant to Section 3.3.2, the Company shall issue, or cause to be issued, to the Registered Holder of such Warrant a certificate or certificates representing (or at the option of the Registered Holder, deliver electronically through the facilities of the Depository Trust Corporation) the number of full Warrant Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full, a new countersigned Warrant for the number of Warrant Shares as to which such Warrant shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not deliver, or cause to be delivered, any securities without applicable restrictive legend pursuant to the exercise of a Warrant unless (a) a registration statement under the Act with respect to the Warrant Shares issuable upon exercise of such Warrant is effective and a current prospectus relating to the Warrant Shares issuable upon exercise of the Warrant is available for delivery to the Registered Holder of the Warrant or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful.

3.3.5       Valid Issuance. All Warrant Shares issued upon the proper exercise or surrender of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.6       Date of Issuance. Each person or entity in whose name any such certificate for Warrant Shares is issued shall, for all purposes, be deemed to have become the holder of record of such Warrant Shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7       Holder’s Exercise Limitations. The Company shall not effect any exercise of a Warrant , and a holder shall not have the right to exercise any portion of a Warrant to the extent that after giving effect to such issuance after exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of Warrant Shares issuable upon exercise of a Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of a Warrant beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3.3.7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Company is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.3.7 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of a Warrant is exercisable shall be in the sole discretion of the holder, and the submission of a subscription form shall be deemed to be the holder’s determination of whether a Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.3.7, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Company shall within two trading days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including a Warrant, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Warrant Shares issuable upon exercise of the Warrant up to a maximum of 9.99%. The Holder, upon not less than 61 days’ prior notice to the Company, may waive the Beneficial Ownership Limitation provisions of this Section 3.3.7. Any such waiver will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of a Warrant. In addition, in no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise or otherwise “net cash settle” the Warrant.

4.           Adjustments.

4.1          Stock Dividends, Splits. If, after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a forward or reverse split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding shares of Common Stock.

4.2          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3          Adjustments in Warramt Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4          Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant (s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5          Notices of Changes in Warrant . Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3 the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6          Form of Warrant . The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Warrant Shares as is stated in the Warrant initially issued pursuant to this Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrants thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.7          Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of all its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling all the holders of Common Stock to subscribe for shares of Common Stock, or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Registered Holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

5.           Transfer and Exchange of Warrants.

5.1          Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrant to cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2          Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrant so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrant in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrant must also bear a restrictive legend.

5.3          Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant certificate for a fraction of a Warrant.

5.4          Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrant.

5.5          Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           Redemption.

6.1          Redemption. Subject to the second sentence of this Section 6.1, all (and not less than all) of the outstanding Warrants may be redeemed, at the option of the Company, at any time from and after one year following their issuance and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.001 per Warrant (“Redemption Price”); provided that the last sales price of the Common Stock has been equal to or greater than 160% of the Warrant Price (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any thirty (30) consecutive trading day period ending on the third business day prior to the date on which notice of redemption is given.  Notwithstanding the foregoing, a registration statement under the Act with respect to the shares of Common Stock issuable upon exercise must be effective and a current prospectus must be available for use by the Registered Holders hereof during such thirty (30) consecutive trading day period in order for the Company to exercise its redemption rights pursuant to this Section 6.

6.2          Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.

6.3          Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4          No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 6, no Registered Holder of any Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Warrant under this Warrant Agreement.

7.           Other Provisions Relating to Rights of Registered Holders of Warrants.

7.1          No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2          Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4          Registration of Common Stock. The Company has registered the Shares, the Warrants and the Warrant Shares pursuant to the Registration Statement.  Until the expiration of the Warrant in accordance with the provisions of this Warrant Agreement, the Company shall use its best efforts to maintain the effectiveness of such Registration Statement and the current status of the prospectus.  If the Company fails to maintain the effectiveness of the Registration Statement, the Registered Holders have no right to a Cash Exercise as set forth in Section 3.3.1 and their sole recourse shall be to have the right to exercise the Warrant on a cashless basis as set forth in Section 3.3.2 and the Company shall not have any other penalties for failure maintain the effectiveness of the Registration Statement or the current status of the prospectus at the time of exercise by the Registered Holder.

8.           Concerning the Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrant, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrant or such Warrant Shares.

8.2          Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1       Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2       Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3       Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

8.3         Fees and Expenses of Warrant Agent.

8.3.1       Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2       Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4         Liability of Warrant Agent.

8.4.1       Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2       Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3       Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.

8.5         Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

9.            Miscellaneous Provisions.

9.1         Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2         Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Monster Digital, Inc.

2655 Park Center Drive, Unit C

Simi Valley, CA 93065

Attention: Chief Executive Officer

and

Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92626

Attention: Thomas J. Poletti, Esq.

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Registered Holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Corporate Stock Transfer, Inc.

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof

9.3          Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company and the Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

9.4          Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 9.2 hereof, the Representative and the underwriters, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative, and each of the underwriters, shall be deemed to be a third party beneficiary of this Warrant Agreement with respect to Sections 6.1, 7.4, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative and underwriters with respect to the Sections 9.2 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

9.5          Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the city of Denver and State of Colorado, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection.

9.6          Counterparts- Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.

9.7          Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof

9.8          Amendments. No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Registered Holders.  All other amendments and supplements shall require the vote or written consent of Registered Holders of at least 50.1% of the then outstanding Warrants, provided that adjustments may be made to the Warrant terms and rights in accordance with Section 4 without the consent of the Registered Holders.

9.9          Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

MONSTER DIGITAL, INC.

By:
Name:
Title:

CORPORATE STOCK TRANSFER, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO THE WARRANT AGREEMENT]